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[CLC LOGO]

CONTACT:                            -OR-        CLCX INVESTOR RELATIONS COUNSEL:
Computer Learning Centers, Inc.                        The Equity Group Inc.
Mark Nasser                                            www.theequitygroup.com
Chief Financial Officer                                Devin Sullivan
(703)367-7039                                          (212)836-9608

                             FOR IMMEDIATE RELEASE

Manassas, VA -- December 15, 2000 -- COMPUTER LEARNING CENTERS, INC. (NASDAQ NATIONAL MARKET; CLCX)("CLC") today announced that the U.S. Department of Education ("ED") has issued a Final Program Review Determination ("FPRD") which asserts that CLC violated a provision of law governing the Federal student aid programs by compensating its admissions representatives based on their success in securing student enrollments. As a result of this finding, ED asserts that CLC should be required to return a total of $187 million in funds received by CLC and its students since July 1, 1994 under the Title IV Federal student aid programs.

The FPRD states that it is based on an "off-site program review," but prior to receipt of the FPRD, CLC had never been informed that ED was conducting a program review on this subject. The pending school-level ED program reviews did not have any findings on this issue. It appears that the FPRD arose from ED's participation in the investigation associated with the legal proceeding CLC announced in December 1999.

Under the provisions of the Higher Education Act of 1965, as amended, governing these matters, CLC has 45 days from receipt of the FPRD to file an appeal. Under applicable law, collection of the asserted liability is stayed, except in certain exceptional circumstances, pending the outcome of the appeal process so long as the appeal has been filed within the 45 day period. During the appeal period, CLC and its students also remain fully eligible to continue to participate in the Title IV programs.

Upon receipt of the FPRD, CLC management immediately requested a meeting to seek a resolution to this matter and on December 13, 2000, representatives of CLC met with senior ED and Department of Justice officials to initiate discussions. While CLC is actively seeking to resolve the FPRD, it will, if a resolution is not reached before the expiration of the 45-day period, timely appeal the FPRD to challenge the legal and factual bases of the asserted liability.
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Computer Learning Centers
December 15, 2000                                                     Page 2


Should CLC's appeal be denied, the Company, based on existing cash on hand and existing lines of credit under its credit facility, would be unable to meet the liabilities imposed by ED. If CLC is unable to pay the liabilities, ED may offset Title IV funds due to the institution, thereby severely impairing or terminating its ability to continue operations.

Receiving the FPRD did constitute an event of default of the Company's credit facility with its bank. However, the bank has agreed that it will defer from taking any action in regard to this violation until the earlier of January 19, 2001 or the execution of a settlement agreement resolving the FPRD to the bank's satisfaction. Provided that a settlement is reached prior to January 19, 2001 and it is to the bank's satisfaction, the bank has extended the term of the credit facility to February 28, 2002.

John Corse, President and Chief Executive Officer of CLC, commented, "I am extremely surprised that ED has made this determination since both the legislative history of the Higher Education Act and ED's own guidance clearly allows institutions to base salary decisions for their employees engaged in student admissions on periodic performance reviews that are based, in part, on their success in recruiting and enrolling qualified students. CLC's longstanding compensation practices, which are consistent with those throughout the postsecondary education industry, have been very carefully designed to operate within these parameters. We have spent countless hours insuring that our regulatory and compliance procedures are among the strongest in our industry, and we are convinced that CLC's compensation policies and practices are consistent with the legal standard."

Mr. Corse continued, "CLC remains a unique national resource, annually graduating more qualified IT professionals than any other single training resource in the United States. Our commitment to educational excellence has resulted in more than 75% of our graduates obtaining employment in their field of study and a student retention rate of approximately 77%. As an integral part of our commitment to our students, we have never wavered from our obligation to operate CLC in an ethical manner that is fully in compliance with all applicable federal, state and local regulations. We are hopeful that through the discussions presently underway as well as the appeals process afforded us under the Higher Education Act, we will secure relief that will avoid potentially dire consequences."

Computer Learning Centers provides information and computer-related education and training at 25 Learning Centers in the United States. The Company designs programs and courses to meet current information technology education
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Computer Learning Centers
December 15, 2000                                                     Page 3

needs, offering instruction focused on client/server systems and applications programming, networking administration and management, help desk operations and computer technical support.

This press release contains forward-looking statements. The words "believe," "expect," "intend," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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